1.1 Basic Lease Terms.
A	REFERENCE DATE OF LEASE	December 19, 2005

B	TENANT:	Zones, Inc.
	Trade Name:	_________________________
	Address (Leased Premises):	2701 NW Vaughn Street, Suite 620
Portland, Oregon 97210
_________________________

	Address (For Notices):	2701 NW Vaughn Street, Suite 620
Portland, Oregon 97210
_________________________

C	LANDLORD:	Montgomery Park I, LLC,
an Oregon limited liability company

	Address (For Notices):	Bill Naito Company
2701 NW Vaughn, Suite 710
Portland, OR 97210

D	PREMISES: Suite 620 in the Montgomery Park Building (the “Building”) at 2701 NW Vaughn St. in Portland, Oregon, as generally shown on Exhibit A hereto.

E	PREMISES AREA:	Approximately 22,550 Rentable Square Feet (See Exhibit “A”); the final premises shall be mutually agreed upon by Landlord and Tenant and subject to a final space plan.

F	LOAD FACTOR: 14%

G	BUILDING AREA: Approximately 726,730 Rentable Square Feet

H	TENANT’S PROPORTIONATE SHARE: 3.10%. Landlord may modify Tenant's Proportionate Share if the Building size is increased or decreased, as the case may be.

I	TENANT'S PERMITTED USE OF PREMISES: Premises shall be used as general offices.
______________________________________
J	TERM OF LEASE: Target Commencement Date:	February 1, 2006
	Expiration Date:	July 31, 2016
	Number of Full Calendar Months:	126

K	CONCESSION RENT: No Base Rent shall be due for the first six (6) months of the Lease

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Montgomery Park - Zones Inc.	Please Initial

Page 1	_________ _______
December 2005	Landlord Tenant

L	BASE RENT ADJUSTMENT:

Period	Monthly Base Rent	Rate/RSF	Total Base Rent
Months 1 through 6	$0.00	$0.00	$0.00
Months 7 through 12	$15,125.00*	$16.50	$90,750.00
Months 13 through 24	$31,945.83	$17.00	$383,350.00
Months 25 through 36	$32,885.42	$17.50	$394,625.00
Months 37 through 48	$33,881.38	$18.03	$406,576.50
Months 49 through 60	$34,896.13	$18.57	$418,753.50
Months 61 through 72	$35,948.46	$19.13	$431,381.50
Months 73 through 84	$37,019.58	$19.70	$444,235.00
Months 85 through 96	$38,128.29	$20.29	$457,539.50
Months 97 through 108	$39,274.58	$20.90	$471,295.00
Months 109 through 120	$40,458.46	$21.53	$485,501.50
Months 121 through 126	$41,661.13	$22.17	$249,966.75
* Monthly Base Rent for months 7-12 is based on 11,000 RSF.

M	BASE YEAR: REAL PROPERTY TAXES 2006 - 2007 EXPENSES 2006

N	PARKING: 88 Spaces (See Addendum)

O	PREPAID RENT: $15,125.00

P	SECURITY DEPOSIT: $0.00 (Includes $0 cleaning fee)

Q
BROKER(S):         The Andover Company, Inc./Integrated Corporate Property Services represents Tenant and shall be paid a fee of 5% for months 6-66 and 2.5% for monthls 67-126 of the fully serviced lease amount. Landlord shall pay a fee of 5% on expansion and 2.5% on renewal, so long as The Andover Company/Integrated Corporate Property Services represents Tenant and is actively involved in the deal.

R	GUARANTORS: N/A
If Guarantor(s) is/are listed, Tenant shall cause all Guarantor(s) to return to Landlord an executed Guaranty of this Lease in the form attached as Exhibit D at the same time as Lease execution..

For valuable consideration, Landlord and Tenant covenant and agree as follows:

1.2 Lease of Premises.
Landlord leases to Tenant the premises described in the Basic Lease Terms and shown on Exhibit A (the “Premises”), located in the building described in the Basic Lease Terms (the “Building”), subject to the terms and conditions of this Lease.

1.3 Delivery of Possession and Commencement.
Should Landlord be unable to deliver possession of the Premises on the Target Commencement Date stated in the Basic Lease Terms, the commencement date will be deferred and Tenant shall owe no rent until notice from Landlord tendering possession to Tenant. If possession is not so tendered within forty five (45) days following the commencement date set forth in the Basic Lease Terms, then Tenant may elect to terminate this Lease by notice to Landlord within ten (10) days following expiration of the 45-day period. Landlord shall have no liability to Tenant for delay in delivering possession. The expiration date of this Lease shall be the date which is stated in the Basic Lease Terms or, if later, the last day of the calendar month that is the number of full calendar months stated in the Basic Lease Terms from the month in which the commencement date occurs. The Premises shall be improved in accordance with Exhibit D “Work Letter”. The existence of any “punchlist”-type items shall not postpone the commencement date of this Lease Agreement. Landlord and Tenant agreed to execute a commencement date agreement (Exhibit E) after Tenant’s occupancy of the Premises to confirm the actual commencement date, the actual size of the Premises and the schedule of base rent.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

2.1 Rent Payment.
Tenant shall pay to Landlord the Base Rent for the Premises and any additional rent provided herein, without deduction or offset. At the same time as execution of the Lease, Tenant shall pay the Base Rent for the first full month of the Lease term for which rent is payable. Rent is payable in advance on the first day of each month commencing on the commencement date of this Lease. Rent for any partial month during the Lease term shall be prorated to reflect the number of days during the month that Tenant occupies the Premises. Additional rent means amounts determined under Section 19 of this Lease and any other sums payable by Tenant to Landlord under this Lease. Rent not paid when due shall bear interest at the rate of one-and-one-half percent per month, or if less the maximum applicable rate of interest permitted by law, until paid. Landlord may at its option impose a late charge of the greater of $.05 for each $1 of rent or $50 for rent payments made more than ten (10) days late in lieu of interest for the first month of delinquency. Tenant acknowledges that late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain, and that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment and is not a penalty. Neither imposition or collection nor failure to impose or collect such late charge shall be considered a waiver of any other remedies available for default. In addition to such late charge, an additional charge of $75 shall be recoverable by Landlord for any returned checks.

3.1 Security Deposit. Intentionally deleted

4.1 Use.
Tenant shall use the Premises as a business for the Tenant's Permitted Use stated in the Basic Lease Terms and for no other purpose without Landlord’s written consent. In connection with its use, Tenant shall at its expense promptly comply and cause the Premises to comply with all applicable laws, ordinances, rules and regulations of any public authority (“Laws”) and shall not annoy, obstruct, or interfere with the rights of other tenants of the Building. Tenant shall create no nuisance nor allow any objectionable fumes, noise, light, vibration, radiation, or electromagnetic waves to be emitted from the Premises. If any sound or vibration produced by Tenant's activities is detectable outside of the Premises, Tenant shall provide such insulation as is required to muffle such sound or vibration and render it undetectable at Tenant's cost. Tenant shall not conduct any activities that will increase Landlord’s insurance rates for any portion of the Building or that will in any manner degrade or damage the reputation of the Building. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operations as well as upon all trade fixtures, leasehold improvements, merchandise and other personal property in or about the Premises.

4.2 Equipment.
Tenant shall install in the Premises only such equipment as is customary for Tenant's Permitted Use and shall not overload the floors or electrical circuits of the Premises or Building or alter the plumbing or wiring of the Premises or Building. Landlord must approve in advance the location of and manner of installing any wiring or electrical, heat generating, climate sensitive or communication equipment or exceptionally heavy articles. All telecommunications equipment, conduit, cables and wiring, additional dedicated circuits and any additional air conditioning required because of heat generating equipment or special lighting installed by Tenant shall be installed and operated at Tenant’s expense. Landlord shall have no obligation to permit the installation of equipment by any telecommunications provider whose equipment is not then servicing the Building. Tenant shall have no right to install any equipment on or through the roof of the Building, or use or store any equipment or other items outside of the interior boundary of the Premises.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

4.3 Signs and Other Installations.
No signs, awnings, or other apparatus shall be painted on or attached to the Building or anything placed on any glass or woodwork of the Premises or positioned so as to be visible from outside the Premises, including any window covering (e.g., shades, blinds, curtains, drapes, screens, or tinting materials) without Landlord’s written consent, and Landlord's approval as to design, size, location, and color. All signs installed by Tenant shall comply with Landlord’s standards for signs and all applicable codes and all signs and sign hardware shall be removed upon termination of this Lease with the sign location restored to its former state unless Landlord elects to retain all or any portion thereof. Tenant may not install any alarm boxes, foil protection tape or other security equipment on the Premises without Landlord's prior written consent. Any material violating this provision may be removed and disposed by Landlord without compensation to Tenant, and Tenant shall reimburse Landlord for the cost of the same upon request.

4.4 Parking.
If a number of parking spaces is designated in the Basic Lease Terms, then during the term of this Lease, Landlord shall make available to Tenant’s employees such number of parking space(s) at the parking lot servicing the Building. Landlord's obligation pursuant to this paragraph shall be limited to making such spaces available in whatever manner Landlord deems appropriate (attended, unattended, marked stalls, or other means), so long as the number of spaces referred to are made available to Tenant. Tenant shall be required to pay no rental for the spaces made available to, and used by Tenant.

5.1 Utilities and Services.
Landlord will furnish water and electricity to the Building at all times and will furnish heat and air conditioning (if the Building is air conditioned), at building standard levels, during the normal Building hours, which are 6:00 a.m. to 6:00 p.m. Monday through Friday, and 6:00 a.m. to 12:00 p.m. Saturday, excluding typically recognized holidays. Air conditioning in the building shall be sufficient to maintain temperatures consistent with standard temperatures maintained in office buildings that are similar in age, use and character as the Building. Landlord shall provide 24 hour air for Tenant’s telephone room and computer room. Tenant will reimburse Landlord for additional electricity costs associated with this service. The space will be separately metered.

Janitorial service will be provided on a five (5) times per week schedule consistent with other Class A office buildings. The schedule and service may change from time to time. Tenant shall comply with all government laws or regulations regarding the use or reduction of use of utilities on the Premises. Interruption of services or utilities shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord shall take all reasonable steps to correct any interruptions in service caused by defects in utility systems within Landlord's reasonable control. Electrical service furnished will be 110 volts unless different service already exists in the Premises. Tenant shall provide its own surge protection for power furnished to the Premises. Landlord shall have the exclusive right to choose the utility service providers to the Premises and may change providers at its discretion. Tenant shall cooperate with Landlord and the utility service providers at all times as reasonably necessary, and shall allow Landlord and utility service providers, reasonable access to the pipes, lines, feeders, risers, wiring, and any other machinery within the Premises. Tenant shall not contract or engage any other utility provider without prior written approval of Landlord, which approval Landlord may withhold or condition in Landlord’s discretion.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

5.2 Extra Usage.
If Tenant uses excessive amounts of utilities or services of any kind because of operation outside of normal Building hours, high demands from office machinery and equipment, nonstandard lighting, or any other cause, Landlord may impose a reasonable charge for supplying such extra utilities or services, which charge shall be payable monthly by Tenant in conjunction with rent payments. In case of dispute over any extra charge under this paragraph, Landlord shall designate a qualified independent engineer whose decision shall be conclusive on both parties. Landlord and Tenant shall each pay one-half of the cost of such determination. Landlord reserves the right to install separate meters for any such utility and to charge Tenant for the cost of such installation.

5.3 Security.
Landlord shall maintain security service to the building on a 24 hours per day, seven days a week basis throughout the term of the Lease and Tenant shall cooperate with all reasonable security measures adopted by Landlord. Tenant may install a security system within the Premises with Landlord’s written consent which will not be unreasonably withheld. Landlord will be provided with an access code to any security system and shall not have any liability for accidentally setting off Tenant’s security system. Landlord may modify the type or amount of security measures or services provided to the Building or the Premises at any time without notice. Security services, policies and procedures, along with other building policies are detailed in the Montgomery Park Tenant Handbook (Exhibit F).

6.1 Maintenance and Repair.
6.1.1
Landlord shall maintain and repair in good condition the Building structure, roof, exterior walls and doors, exterior windows and common areas of the Building, and the electrical, mechanical, plumbing, heating and air conditioning systems, facilities and components located in the Building that are used in common by all tenants of the Building (including replacing building standard light bulbs). Tenant shall maintain and repair the Premises in good condition, including, without limitation, maintaining and repairing all walls, floors, and ceilings, all interior doors, partitions and windows, and all Premises systems, fixtures and equipment that are not the maintenance responsibility of Landlord, as well as damage caused by Tenant, its agents, employees, contractors or invitees.

6.1.2
Landlord shall have no liability for failure to perform required maintenance and repair unless written notice of such maintenance or repair is given by Tenant and Landlord fails to commence efforts to remedy the problem in a reasonable time and manner. Landlord shall have the right to erect scaffolding and other apparatus necessary for the purpose of making repairs or alterations to the Building, and Landlord shall have no liability for interference with Tenant’s use because of such work. Work may be done during normal business hours. Tenant shall have no claim against Landlord for any interruption or reduction of services or interference with Tenant’s occupancy caused by Landlord’s maintenance and repair, and no such interruption or reduction shall be construed as a constructive or other eviction of Tenant.

6.1.3
Landlord's cost of repair and maintenance shall be considered “operating expenses” for purposes of Section 19.3, except the structural replacement of the roof, walks, walls and foundation of the building and except the repair of damage caused by negligent or intentional acts or breach of this Lease by Tenant, its contractors, agents or invitees shall be at Tenant’s expense.

6.2 Alterations.
6.2.1
Tenant shall not make any alterations, additions, or improvements to the Premises, change the color of the interior, or install any wall or floor covering without Landlord’s prior written consent which may be withheld in Landlord’s sole discretion. Should Landlord consent in writing to Tenant's alteration of the Premises, Tenant shall contract with a contractor approved by Landlord for the construction of such alterations, shall secure all appropriate governmental approvals and permits, and shall complete such alterations with due diligence in compliance with the plans and specifications approved by Landlord. All such construction shall be performed in a manner which will not interfere with the quiet enjoyment of other tenants of the Building. Any such improvements, alterations, wiring, cables or conduit installed by Tenant shall at once become part of the Premises and belong to Landlord, except for removable machinery and unattached movable trade fixtures, however Tenant shall have the right to use such improvements over the term of the Lease and any lease renewals. Landlord may at its option require that Tenant remove any improvements, except for initial improvements described in Exhibit D, alterations, wiring, cables or conduit installed by or for Tenant and restore the Premises to the original condition upon termination of this Lease. Landlord shall have the right to approve the contractor used by Tenant for any work in the Premises, and to post notices of nonresponsbility in connection with work being performed by Tenant in the Premises. Work by Tenant shall comply with all laws then applicable to the Premises. Tenant shall not allow any liens to attach to the Building or Tenant’s interest in the Premises as a result of its activities or any alterations. Landlord shall provide notice to Tenant prior to approval of and completion of alterations if such alterations will be required to be restored.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

6.2.2	Landlord may perform alterations to or change the configuration of the Building, the Building, the parking area, and other common areas.

7.1 Indemnity.
Tenant shall indemnify, defend, and hold harmless Landlord and its managing agents and employees from any claim, liability, damage, or loss occurring on the Premises, or any cost or expense in connection therewith (including attorney fees), arising out of (a) any damage to any person or property occurring in, the Premises, (b) use by Tenant or its agents, invitees or contractors of the Premises and/or the Building except to the extent caused by Landlord’s negligence, and/or (c) Tenant's breach or violation of any term of this Lease.

7.2 Insurance.
Tenant shall carry liability insurance with limits of not less than Two Million Dollars ($2,000,000) combined single limit bodily injury and property damage. This may be combined through the use/purchase of a General Liability and Umbrella/Excess Liability policy. Insurance shall have an endorsement naming Landlord and Landlord’s managing agent, if any, as an additional insured, shall cover the liability insured under paragraph 7.1 of this Lease and be in a form and with companies reasonably acceptable to Landlord (Best Rating of A-/VII or better). Upon signing this Lease, Tenant shall furnish a certificate evidencing such insurance which shall state that the insurer shall endeavor to provide thirty (30) days advance notice to Landlord of cancellation or material change. Tenant shall endeavor to furnish to Landlord a renewal certificate at least thirty (30) days prior to expiration of any policy.

8.1 Fire or Casualty.
“Major Damage” means damage by fire or other casualty to the Building or the Premises which causes the Premises or any substantial portion of the Building to be unusable, or which will cost more than 25 percent of the pre-damage value of the Building to repair, or which is not covered by insurance. In case of Major Damage, Landlord may elect to terminate this Lease by notice in writing to the Tenant within thirty (30) days after such date. If this Lease is not terminated following Major Damage, or if damage occurs which is not Major Damage, Landlord shall promptly restore the Premises to the condition existing just prior to the damage. Tenant shall promptly restore all damage to tenant improvements or alterations installed or paid for by Tenant or pay the cost of such restoration to Landlord if Landlord elects to do the restoration of such improvements. If the Premises suffers Major damage and the Premises are not restored to useable condition within 6 months of occurrence of such damage, Tenant shall have the right to terminate the Lease with no further obligations to the Landlord whatsoever. Unless the casualty was caused by Tenant, rent shall be reduced from the date of damage until the date restoration work being performed by Landlord is substantially complete, with the reduction to be in proportion to the area of the Premises not usable by Tenant.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

8.2 Waiver of Subrogation.
Tenant shall be responsible for insuring its personal property and trade fixtures located on the Premises and any alterations or tenant improvements it has made to the Premises. Neither Landlord, its managing agent nor Tenant shall be liable to the other for any loss or damage caused by water damage, sprinkler leakage, or any of the risks that are covered by property insurance or could be covered by a customary broad form of property insurance policy, or for any business interruption, and there shall be no subrogated claim by one party’s insurance carrier against the other party arising out of any such loss.

9.1 Eminent Domain.
If a condemning authority takes title by eminent domain or by agreement in lieu thereof to the entire Building or a portion sufficient to render the Premises unsuitable for Tenant’s use, then either party may elect to terminate this Lease effective on the date that possession is taken by the condemning authority. If this Lease is not terminated, then rent shall be reduced for the remainder of the term in an amount proportionate to the reduction in area of the Premises caused by the taking. All condemnation proceeds shall belong to Landlord, and Tenant shall have no claim against Landlord or the condemnation award because of the taking.

10.1 Assignment and Subletting.
Except as defined in 26.1, Tenant shall not assign or encumber its interest under this Lease or sublet all or any portion of the Premises without first obtaining Landlord’s consent in writing. This provision shall apply to all transfers by operation of law, and to all mergers and changes in control of Tenant, all of which shall be deemed assignments for the purposes of this paragraph. No assignment shall relieve Tenant of its obligation to pay rent or perform other obligations required by this Lease, and no consent to one assignment or subletting shall be a consent to any further assignment or subletting. If Tenant proposes a subletting or assignment for which Landlord's consent is required, Landlord shall have the option of terminating this Lease and dealing directly with the proposed subtenant or assignee, or any third party. If Landlord does not terminate this Lease, Landlord shall not unreasonably withhold its consent to any assignment or subletting provided the effective rental paid by the subtenant or assignee is not less than the current scheduled rental rate of the Building for comparable space and the proposed Tenant is compatible with Landlord’s normal standards for the Building. If an assignment or subletting is permitted, any cash net profit, or the net value of any other consideration received by Tenant as a result of such transaction shall be paid to Landlord promptly following its receipt by Tenant. Tenant shall pay any costs incurred by Landlord in connection with a request for assignment or subletting, including reasonable attorneys’ fees.

11.1 Default.
Any of the following shall constitute an Event of Default by Tenant under this Lease (time of performance being of the essence of this Lease):

11.1.1	Tenant’s failure to pay rent or any other charge under this Lease within ten (10) days after it is due.

11.1.2
Tenant’s failure to comply with any other term or condition within twenty (20) days following written notice from Landlord specifying the noncompliance. If such noncompliance cannot be cured within the 20-day period, this provision shall be satisfied if Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to complete correction as soon as possible but not later than ninety (90) days after the date of Landlord's notice.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

11.1.3
Failure of Tenant to execute the documents described in Section 16.1 or 16.3 within the time required under such Sections; failure of Tenant to provide or maintain the insurance required of Tenant pursuant hereto; or failure of Tenant to comply with any Laws as required pursuant hereto within 24 hours after written demand by Landlord.

11.1.4
Tenant’s insolvency, business failure or assignment for the benefit of its creditors. Tenant’s commencement of proceedings under any provision of any bankruptcy or insolvency law or failure to obtain dismissal of any petition filed against it under such laws within the time required to answer; or the appointment of a receiver for all or any portion of Tenant’s properties or financial records.

11.1.5	Assignment or subletting by Tenant in violation of paragraph 10.1.

11.1.6	Vacation or abandonment of the Premises without the written consent of Landlord or failure to occupy the Premises within twenty (20) days after notice from Landlord tendering possession.

11.2 Remedies for Default.
Upon occurrence of an Event of Default as described in paragraph 11.1, Landlord shall have the right to the following remedies, which are intended to be cumulative and in addition to any other remedies provided under applicable law or under this Lease:

11.2.1
Landlord may at its option terminate this Lease, without prejudice to its right to damages for Tenant's breach. With or without termination, Landlord may retake possession of the Premises and may use or relet the Premises without accepting a surrender or waiving the right to damages. Following such retaking of possession, efforts by Landlord to relet the Premises shall be sufficient if Landlord follows its usual procedures for finding tenants for the space at rates not less than the current rates for other comparable space in the Building. If Landlord has other vacant space in the Building, prospective tenants may be placed in such other space without prejudice to Landlord’s claim to damages or loss of rentals from Tenant.

11.2.2
Landlord may recover all damages caused by Tenant’s default which shall include an amount equal to rentals lost because of the default, Lease commissions paid for this Lease, and the unamortized cost of any tenant improvements installed by or paid for by Landlord. Landlord may sue periodically to recover damages as they occur throughout the Lease term, and no action for accrued damages shall bar a later action for damages subsequently accruing. Landlord may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the Lease. Such damages shall be measured by the difference between the rent under this Lease and the reasonable rental value of the Premises for the remainder of the term, discounted to the time of judgment at the prevailing interest rate on judgments.

11.3 Landlord's Right To Cure Default.
Landlord may, but shall not be obligated to, make any payment or perform any obligation which Tenant has failed to perform when required under this Lease. All of Landlord's expenditures incurred to correct the failure to perform shall be reimbursed by Tenant upon demand with interest from the date of expenditure at the rate of one and one-half percent per month. Landlord's right to correct Tenant's failure to perform is for the sole protection of Landlord and the existence of this right shall not release Tenant from the obligation to perform all of the covenants herein required to be performed by Tenant, or deprive Landlord of any other right which Landlord may have by reason of default of this Lease by Tenant, whether or not Landlord exercises its right under this paragraph.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

12.1 Surrender; Holdover.
On expiration or early termination of this Lease Tenant shall deliver all keys to Landlord and surrender the Premises vacuumed, swept, and free of debris and in the same condition as at the commencement of the term subject only to reasonable wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and any alterations, cables or conduits if required by paragraph 6.2.1 and shall repair all damage resulting from such removal. Failure to remove shall be an abandonment of the property, and Landlord may remove or dispose of it in any manner without liability, and recover the cost of removal and other damages from Tenant. If Tenant fails to vacate the Premises when required, including failure to remove all its personal property, Landlord may elect either: (i) to treat Tenant as a tenant from month to month, subject to the provisions of this Lease except that rent shall be 125% of the total rent being charged when the Lease term expired, and any option or other rights regarding extension of the term or expansion of the Premises shall no longer apply; or (ii) to eject Tenant from the Premises (using self-help or otherwise) and recover damages caused by Tenant continuing to occupy the Premises after the Lease term has expired without the permission of the Landlord. In the absence of a lease extension or agreement otherwise, no less than one hundred (100) days prior to the expiration of the Lease, Tenant shall provide Landlord written notice advising the Landlord that the Tenant will not be extending the Lease and in said notice, Tenant shall request notice from the Landlord whether the Landlord will require the Tenant to vacate on or before the Lease expiration date or if the Landlord will approve of the Tenant remaining in the Premises after the expiration date as a month to month Tenant. Landlord shall respond and answer this notice from Tenant within ten (10) days of receipt.

13.1 Regulations.
Landlord shall have the right but shall not be obligated to make, revise and enforce rules and regulations or policies consistent with this Lease for the purpose of promoting safety, health, order, economy, cleanliness, and good service to all tenants of the Building, including, but not limited to, moving, use of common areas and prohibition of smoking. All such regulations and policies including those, if any, attached to this Lease, shall be complied with as if part of this Lease and failure to comply shall be a default.

14.1 Access.
Tenant shall have access to its premises 24 hours a day, seven days a week, subject to emergency conditions which may preclude access and subject to normal building security policies for after hours access. During times other than normal Building hours Tenant’s officers and employees or those having business with Tenant may be required to identify themselves or show passes in order to gain access to the Building. Landlord shall have no liability for permitting or refusing to permit access by anyone. Landlord may regulate access to any Building elevators outside of normal Building hours. Landlord shall have the right to enter upon the Premises at any time by passkey or otherwise to determine Tenant’s compliance with this Lease, to perform necessary services, maintenance and repairs or alterations to the Building or the Premises, to post notices of nonresponsibility, or to show the Premises to any prospective tenant or purchasers. Except in case of emergency such entry shall be at such times and in such manner as to minimize interference with the reasonable business use of the Premises by Tenant.

14.2 Furniture and Bulky Articles.
Tenant shall move furniture and bulky articles in and out of the Building or make independent use of any elevators only at times approved by Landlord following at least 24 hours written notice to Landlord of the intended move.

15.1 Notices.
Notices between the parties relating to this Lease shall be in writing, effective when delivered during business hours by facsimile transmission, hand delivery, private courier, or regular or certified U.S. mail. Notices shall be delivered postage prepaid, to the address or facsimile number for the party stated in the Basic Lease Terms or to such other address as either party may specify by notice to the other. Notice to Tenant may always be delivered to the Premises. Rent shall be payable to Landlord at the same address and in the same manner, but shall be considered paid only when received.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

16.1 Subordination and Attornment.
This Lease shall be subject to and subordinate to any mortgages, deeds of trust, ground lease, master lease or land sale contracts (here after collectively referred to as encumbrances) now existing against the Building. At Landlord’s option this Lease shall be subject and subordinate to any future encumbrance, ground lease or master lease hereafter placed against the Building (including the underlying land) or any modifications of existing encumbrances, and Tenant shall execute such documents as may reasonably be requested by Landlord or the holder of the encumbrance to evidence this subordination. If any encumbrance is foreclosed, then if the purchaser at foreclosure sale gives to Tenant a written agreement to recognize Tenant’s Lease, Tenant shall attorn to such purchaser and this Lease shall continue.

16.2 Transfer of Building.
If the Building is sold or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee and recognize it as the landlord under this Lease, and, provided the purchaser or transferee assumes all obligations under this Lease thereafter accruing, the transferor shall have no further liability hereunder.

16.3 Estoppels.
Either party will within ten (10) days after notice from the other execute, acknowledge and deliver to the other party a certificate certifying whether or not this Lease has been modified and is in full force and effect; whether there are any modifications or alleged breaches by the other party; the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent; and any other facts that may reasonably be requested. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate. If requested by the holder of any encumbrance, or any underlying lessor, Tenant will agree to give such holder or lessor notice of and an opportunity to cure any default by Landlord under this Lease.

17.1 Attorneys’ Fees.
In any litigation arising out of this Lease, including any bankruptcy proceeding, the prevailing party shall be entitled to recover attorneys’ fees at trial and on any appeal or petition for review. If Landlord incurs attorneys’ fees because of a default by Tenant, Tenant shall pay all such fees whether or not litigation is filed. If Landlord employs a collection agency to recover delinquent charges, Tenant agrees to pay all collection agency and other fees charged to Landlord in addition to rent, late charges, interest and other sums payable under this Lease.

18.1 Quiet Enjoyment.
Landlord warrants that so long as Tenant complies with all terms of this Lease it shall be entitled to possession of the Premises free from any eviction or disturbance by Landlord or parties claiming through Landlord.

18.2 Limitation on Liability.
Notwithstanding any provision in this Lease to the contrary, neither Landlord nor its managing agent or employees shall have any liability to Tenant for loss or damages to Tenant’s property from any cause, nor arising out of the acts, including criminal acts, of other tenants of the Building or third parties, nor any liability for consequential damages, nor liability for any reason which exceeds the value of its interest in the Building.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

19.1 Additional Rent: Tax Adjustment.
Whenever for any July 1 - June 30 tax year the real property taxes levied against the Building and its underlying land exceed those levied for the Base Year for taxes stated in the Basic Lease Terms, then the monthly rent for the next succeeding calendar year shall be increased by one-twelfth of such tax increase times Tenant’s Proportionate Share. Landlord may revise Tenant’s monthly payments of real property tax increases during any year with reasonable cause and the additional estimate shall be payable as equal additions to rent for the remainder of the calendar year. Following the end of each calendar year, or when actual tax year information becomes available, Landlord shall compute the actual real property taxes and bill Tenant for any deficiency or credit Tenant with any excess collected. Tenant shall pay any such deficiency within thirty (30) days after Landlord’s billing, whether or not this Lease shall have expired or terminated at the time of such billing. “Real property taxes” as used herein means all taxes and assessments of any public authority against the Building and the land on which it is located, the cost of contesting any tax and any form of fee or charge imposed on Landlord as a direct consequence of owning or leasing the Premises, including but not limited to rent taxes, gross receipt taxes, leasing taxes, or any fee or charge wholly or partially in lieu of or in substitution for ad valorem real property taxes or assessments, whether now existing or hereafter enacted. If any portion of the Building is occupied by a tax-exempt tenant so that the Building has a partial tax exemption under ORS 307.112 or a similar statute, then real property taxes shall mean taxes computed as if such partial exemption did not exist. If a separate assessment or identifiable tax increase arises because of improvements to the Premises, then Tenant shall pay 100 percent of such increase.

19.2 Additional Rent: Operating Expense Adjustment.
Tenant shall pay as additional rent Tenant’s Proportionate Share, of the amount by which operating expenses for the Building increase over those experienced by Landlord during the Base Year for expenses stated in the Basic Lease Terms. Effective January 1 of each year Landlord shall estimate the amount by which operating expenses are expected to increase, if any, over those incurred in the base year. Monthly rent for that year shall be increased by one-twelfth of Tenant’s share of the estimated increase, provided that Landlord may revise its estimate during any year with reasonable cause and the additional estimate shall be payable as equal additions to rent for the remainder of the calendar year. Following the end of each calendar year, Landlord shall compute the actual increase in operating expenses and bill Tenant for any deficiency or credit Tenant with any excess collected. Tenant shall pay any such deficiency within thirty (30) days after Landlord’s billing, whether or not this Lease shall have expired or terminated at the time of such billing. As used herein “operating expenses” shall mean all costs of operating, maintaining and repairing the Building as determined by standard real estate accounting practice, including, but not limited to: all water and sewer charges; the cost of natural gas and electricity provided to the Building; janitorial and cleaning supplies and services; administration costs and market management fees; superintendent fees; security services, if any; insurance premiums; licenses, permits for the operation and maintenance of the Building and all of its component elements and mechanical systems; ordinary and emergency repairs and maintenance, and the annual amortized capital improvement cost (amortized over such a period as Landlord may select but not shorter than the period allowed under the Internal Revenue Code and at a current market interest rate) for any capital improvements to the Building required by any governmental authority or those which have a reasonable probability of improving the operating efficiency of the Building. “Operating Expenses” shall also include all assessments under recorded covenants or master plans and/or by owner's associations. If electricity or other energy costs increase between the date of this Lease and last day of the Base Year, (i) Tenant shall pay to Landlord, on a monthly basis as additional rent, its Proportionate Share of such cost increase for the period from the date of such increase until the first estimated payment due under this paragraph, and (ii) Landlord may adjust the calculation of Base Year operating expenses by using the energy costs in effect on the date of this Lease.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

19.3 Disputes.
If Tenant disputes any computation of additional rent or rent adjustment under paragraphs 19.1 through 19.3 of this Lease, it shall give notice to Landlord not later than thirty (30) days after the notice from Landlord describing the computation in question, but in any event not later than (thirty) 30 days after expiration or earlier termination of this Lease. If Tenant fails to give such a notice, the computation by Landlord shall be binding and conclusive between the parties for the period in question. If Tenant gives a timely notice, the dispute shall be resolved by an independent certified public accountant selected by Landlord whose decision shall be conclusive between the parties. Each party shall pay one-half of the fee for making such determination except that if the adjustment in favor of Tenant does not exceed ten percent of the escalation amounts for the year in question, Tenant shall pay (i) the entire cost of any such third-party determination; and (ii) Landlord’s out-of-pocket costs and reasonable expenses for personnel time in responding to the audit. Nothing herein shall reduce Tenant’s obligations to make all payments as required by this Lease.

20.1 Hazardous Materials.
Neither Tenant nor Tenant's agents or employees shall cause or permit any Hazardous Material, as hereinafter defined, to be brought upon, stored, used, generated, released into the environment, or disposed of on, in, under, or about the Premises, except reasonable quantities of cleaning supplies and office supplies necessary to or required as part of Tenant's business that are generated, uses, kept, stored, or disposed of in a manner that complies with all laws regulating any such Hazardous Materials and with good business practices. Tenant covenants to remove from the Premises (or the Building, if applicable), upon the expiration or sooner termination of this Lease and at Tenant's sole cost and expense, any and all Hazardous Materials brought upon, stored, used, generated, or released into the environment during the term of this Lease. To the fullest extent permitted by law, Tenant hereby agrees to indemnify, defend, protect, and hold harmless Landlord, Landlord's managing agent and their respective agents and employees, and their respective successors and assigns, from any and all claims, judgments, damages, penalties, fines, costs, liabilities, and losses that arise during or after the term directly or indirectly from the use, storage, disposal, release or presence of Hazardous Materials on, in, or about the Premises which occurs during the term of this Lease. Tenant shall promptly notify Landlord of any release of Hazardous Materials in, on, or about the Premises that Tenant or Tenant's agents or employees becomes aware of during the Term of this Lease, whether caused by Tenant, Tenant's agents or employees, or any other persons or entities. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the state of Oregon or the United States government. The term “Hazardous Material” includes, without limitation, any material or substance that is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” or “waste” under any federal, state or local law, (ii) petroleum, and (iii) asbestos. The provisions of this Section 20, including, without limitation, the indemnification provisions set forth herein, shall survive any termination of this Lease.

21.1 Complete Agreement; No Implied Covenants.
This Lease and the attached Exhibits and Schedules if any, constitute the entire agreement of the parties and supersede all prior written and oral agreements and representations and there are no implied covenants or other agreements between the parties except as expressly set forth in this Lease. Neither Landlord nor Tenant is relying on any representations other than those expressly set forth herein.

21.1.1 Space Leased AS IS.
Unless as otherwise stated in the Lease, the Premises are leased AS IS in the condition delivered to Tenant in accordance with paragraph 1.3 of the Lease, with no other alterations or other work to be performed by Landlord other than as specified in paragraph 1.3 (punchlist items as described in the Lease).

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

21.2 Captions.
The titles to the paragraphs of this Lease are descriptive only and are not intended to change or influence the meaning of any paragraph or to be part of this Lease.

21.3 Nonwaiver.
Failure by Landlord to promptly enforce any regulation, remedy or right of any kind under this Lease shall not constitute a waiver of the same and such right or remedy may be asserted at any time after Landlord becomes entitled to the benefit thereof notwithstanding delay in enforcement.

21.4  Consent.
Except where otherwise provided in this Lease, either party may withhold its consent for any reason or for no reason whenever that party’s consent is required under this Lease.

21.5  Force Majeure.
If performance by Landlord of any portion of this Lease is made impossible by any prevention, delay, or stoppage caused by strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes for those items, government actions, civil commotions, fire or other casualty, or other causes beyond the reasonable control of Landlord, performance by Landlord for a period equal to the period of that prevention, delay, or stoppage is excused.

21.6  Commissions.
Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for the broker(s) identified in the Basic Lease Terms. Landlord shall pay a leasing commission in accordance with a separate listing agreement between Landlord and its broker.

21.7  Successors.
This Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and permitted assigns.

21.8  Exhibits.
The following Exhibits are attached hereto and incorporated as a part of this Lease:

Addendum to Lease
Exhibit A	Leased Premises
Exhibit B	Montgomery Park Legal Description
Exhibit C	Rules and Regulations
Exhibit D	Work Agreement
Exhibit E	Commencement Date Agreement Form
Exhibit F	Tenant Manual

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Lease as of the day and year first written above.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

LANDLORD:	TENANT:
MONTGOMERY PARK I, LLC,	ZONES, INC.,
an Oregon limited liability company

By: Bill Naito Company,	By:
an Oregon corporation, member
Its:
By:
Lawrence Naito	Date:

Its: President

Date:

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

ADDENDUM TO LEASE

Between

MONTGOMERY PARK I, LLC,
an Oregon limited liability company

and

ZONES, INC.,

22.1	Parking.
During the term of the Lease, Landlord will provide 88 unreserved monthly parking spaces as designated by Landlord at no additional cost to Tenant (4.0 spaces per 1,000 RSF). Additional month-to-month parking spaces may be purchased, subject to availability, at a monthly rate of $60.00 per space.

23.1	Early Access.
Effective January 1, 2006 Tenant shall have early access to the Premises for completion of any work by Tenant such as installation of telecommunications, equipment, data services, systems furniture, etc. provided it does not interfere with completion of Tenant Improvements. Early access shall be at no charge to Tenant and shall not trigger commencement of the lease.

24.1	Option to Renew.
Tenant shall have the right to renew the Lease for one (1) additional term of five (5) years (“Renewal Term”). Tenant agrees to notify Landlord in writing of its intent to renew nine (9) months prior to the termination of the preceding term. The Renewal Term shall be under the same terms and conditions subject to the following conditions:

(i)	There shall not be a default under any of the terms or provisions of this Lease beyond any applicable notice and cure period at the commencement of the Renewal Term.

(ii)
The Renewal Term shall be under the same terms and conditions as specified in the Lease, except Tenant shall lease the Premises in its then "as-is" condition, and the Rent for the Renewal Term shall be at 95% of the then Market Rate, but not less than the Rent for the Premises in effect immediately prior to the commencement of such Renewal Term.

(iii)
As used herein, the term "Market Rate" shall be determined by the amount of base annual rent per square foot then prevailing market rate being charged in comparable buildings located in the metropolitan area of Portland, Oregon (the "Comparable Office Buildings") for space comparable to the Premises calculated on a per square foot basis for leases covering Comparable Office Buildings (taking into account all relevant factors, including but not limited to the size of space, setting, type, age, quality of the Building, method of paying taxes, utilities, and operating expenses, length of term, free rent or other concessions, brokerage commissions and improvement obligations or allowance, but as adjusted for any variances between such buildings and the Building, the creditworthiness of the tenants, and omitting from same value attributable to improvements made by or at the cost of Tenant.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

(iv)
Within thirty (30) days after Landlord receives the notice of Tenant's exercise of the renewal option, Landlord shall notify Tenant of the proposed Market Rate. In the event that Landlord and Tenant are not able to agree as to the Market Rate and the applicable escalation rate within sixty (60) days of good faith negotiation, then the Rent for the Renewal Term shall be determined in accordance with the arbitration provision set forth below:

(A)    If Landlord and Tenant cannot agree upon the Market Rate as provided above, then each party shall, within five (5) days following expiration of the sixty (60) day period set forth above, select an arbitrator to determine the Market Rate. If the two arbitrators cannot agree, within fifteen (15) days following their appointment, on the Market Rate, then they shall, within five (5) days thereafter, select a third arbitrator who will consider the proposal of each party's arbitrator, and shall, within five (5) days from the third arbitrator's appointment, adopt the finding of either the Landlord's or the Tenant's arbitrator with respect to Market Rate, which finding shall be final and binding upon the parties. If the first two arbitrators are unable to agree upon the third arbitrator, then the third arbitrator shall be appointed by the presiding judge of the Circuit Court of the State of Oregon for the County of Multnomah. If one of the parties appoints an arbitrator, and the other does not do so within the period provided herein, the decision of the single arbitrator appointed by the one party shall be binding upon the parties. All arbitrators selected pursuant to this Section shall be independent commercial real estate appraisers or real estate brokers licensed in the State of Oregon with at least ten (10) years' experience, immediately prior to the date in question, evaluating rental rates for similar properties in the Portland, Oregon, market and who have not previously been employed by either Landlord or Tenant within the last 12 months. The appraisers shall have no right to modify the terms of this Lease in their findings.

(B)    In the event Tenant fails to timely notify Landlord in the manner herein specified, Tenant shall be conclusively deemed to have waived its right to enter into the Renewal Term.

Should Tenant exercise the Renewal Term, Landlord shall provide Tenant a $5.00 per rentable square foot refurbishment package to be used at Tenant’s discretion with Landlord’s approval, which shall not be unreasonably withheld.

25.1	Right of First Offer.
Tenant shall have a continuous right of first offer on any contiguous space that may come available in the building and the approximate 22,000 rentable square feet directly above Tenant’s premises on the seventh floor during the Initial Term or Renewal Term provided Tenant is not then in default on any of the lease terms and obligations (the "Right of First Offer Space"). At the time of the delivery to a prospective tenant by Landlord of a bona fide proposal to lease all or a portion of the Right of Offer Space, Landlord shall provide, and hereby grants, to Tenant, a right of first offer with respect to the Offered Space (as defined below) on the following terms and conditions:

(i)
At such time as Landlord delivers to a prospective tenant a bona fide proposal for leasing any portion of the Right of Offer Space (the "Offered Space"), Landlord shall provide Tenant a written notice ("Landlord's Notice of Terms") describing the financial terms and conditions of the proposed lease between Landlord and the prospective tenant.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

(ii)
The deadline for Tenant to exercise its right to lease the Offered Space (the "Exercise Deadline") shall be seven (7) days from the receipt of Landlord's Notice of Terms. If Tenant fails to provide written notice of exercise to Landlord prior to the Exercise Deadline, Landlord shall have the right to lease the Offered Space to a third party on terms and conditions no more favorable to the third party than those set forth in Landlord's Notice of Terms. If Landlord does not enter into a lease for the Offered Space on such terms within six (6) months following Tenant's receipt of Landlord's Notice of Terms, Landlord shall be required to re-offer the Offered Space to Tenant prior to leasing it to any third party.

(iii)
If Tenant exercises its right of first offer prior to the Exercise Deadline, Tenant shall lease the Offered Space on the terms and conditions set forth in Landlord's Notice of Terms. Landlord and Tenant shall enter into a new lease or an amendment to this Lease with respect to the Offered Space containing terms and conditions identical to those specified in Landlord's Notice of Terms.

26.1	Assignment and Subletting.
Tenant shall have a continuing right to sublease all or a portion of the premises with Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall deliver a response to Tenant within ten (10) days following Tenant’s request to sublease.

Tenant shall have the right to sublease or assign its rights under the terms of this Lease to its subsidiaries, affiliates, successor legal entities or subsidiaries or affiliates of Tenant without Landlord’s consent provided signee is of equal or greater financial standing with no significant change of use. Such company shall assume Tenant’s obligations hereunder. Tenant shall notify Landlord in writing of any transfer under this paragraph.

27.1	Right to Cancel.
Tenant shall have the right to cancel the lease after the 68th month of the lease term, October 1, 2011. Tenant must provide at least twelve (12) months prior written notice to cancel the lease, and at such time pay to Landlord all the unamortized Tenant Improvement costs (including credit received by Tenant) and leasing commissions paid by Landlord, plus three (3) months of the scheduled base rent at the time notice is given.

28.1	Signage.
Landlord will provide at its sole cost directory and suite signage consistent with Building  standards. In lieu of outside signage, Tenant may hang their corporate flag on a flagpole in front of the Building main entrance.

29.1	Training Room.
Landlord shall provide a room within the building to be used by Tenant for the purpose of initial hiring and training of new employees beginning January 2, 2006 at no charge. The room shall accommodate 50 people and have data connectivity and electrical power to run approximately 50 PCs. This will be provided until Landlord delivers possession of the Premises to Tenant in accordance with paragraph 1.3 of the Lease.

30.1	Interview Offices.
Landlord shall provide two offices within the Building for Tenant to use for interviewing  purposes effective November 29, 2005.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant

31.1	Fitness Facility.
Landlord shall, at its sole cost, construct an athletic fitness facility with lockers and showers consistent with the plan provided by Tenant. Fitness membership shall include access to facility, towel service and day lockers. The membership fee shall be $5.00 per month for Tenant’s employees and other building occupants. Fees for the fitness facility shall not increase annually by more than the CPI, and never shall the membership fee be more than 50% of the fee charge by a 24 Hour Fitness facility in the Portland metropolitan area.

32.2	After hours HVAC Service
After hours HVAC charges are $20.00 per hour. Building standard hours are 6:00 a.m. to 6:00 p.m. Monday through Friday and 6:00 a.m. to 12:00 p.m. on Saturday.

Montgomery Park - Zones Inc.	Please Initial

December 2005	_________ _______
Landlord Tenant